Exhibit 99.1

Cision Enters Into $75 Million Incremental Facility Amendment to Its Existing Credit Facility

NEWS PROVIDED BY

Cision Ltd.

Dec 14, 2017, 09:15 ET

CHICAGO, Dec. 14, 2017 /PRNewswire/ -- Cision Ltd. ("Cision" or the "Company") (NYSE: CISN), a leading global provider of software and services to public relations and marketing communications professionals, announced today that on December 14, 2017 its wholly owned subsidiary, Canyon Valor Companies, Inc. (the "Borrower") has entered into an incremental facility amendment (the "Incremental Amendment") to the credit agreement with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto entered into on June 16, 2016, as amended (the "Credit Facility"). The Incremental Amendment provides for an incremental $75 million dollar-denominated term loan facility (the "Incremental Facility").  The proceeds from the Incremental Facility will be used for general corporate purposes, working capital purposes and investments, which may include one or more strategic acquisitions. The Company is currently in active negotiations with respect to two acquisitions. The Company cannot provide any assurances that it will be successful in consummating these strategic acquisitions.

Interest is charged on the Incremental Facility, at the Borrower's option, at a rate based on (1) the adjusted LIBOR (a rate equal to the London interbank offered rate adjusted for statutory reserves) or (2) the alternate base rate (a rate that is highest of the (i) Deutsche Bank AG, New York Branch's prime lending rate, (ii) the overnight federal funds rate plus 50 basis points or (iii) the one month-adjusted LIBOR plus 1%), in each case, plus an applicable margin. The margin applicable to loans under the Incremental Facility bearing interest at the alternate base rate is 3.25%; the margin applicable to loans under the Incremental Facility bearing interest at the adjusted LIBOR is 4.25%, provided that each such rate is reduced by 25 basis points if the first lien net leverage ratio of Canyon Companies S.à r.l. and its restricted subsidiaries under the Credit Facility is less than or equal to 4.00:1.00 at the end of the most recent fiscal quarter.

The Borrower is obligated to make quarterly principal payments under the Incremental Facility of $2.588 million(which amount may be reduced by the application of voluntary and mandatory prepayments pursuant to the terms of the Credit Facility), with the remaining balance due June 16, 2023. The Borrower may also be required to make certain mandatory prepayments of the Incremental Facility out of excess cash flow and upon the receipt of proceeds of asset sales and certain insurance proceeds (in each case, subject to certain minimum dollar thresholds and rights to reinvest the proceeds as set forth in the Credit Facility).

The obligations under the Incremental Facility are secured by substantially all of the assets of Canyon Companies S.à r.l. and each of its subsidiaries organized in the United States (or any state thereof), the United Kingdom, the Netherlands, Luxembourg and Ireland, subject to certain exceptions.

Forward-Looking Statements

Cision cautions you that statements included in this release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Cision's results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the Company's expected use of proceeds and potential acquisitions. The risks and uncertainties relating to Cision are contained in its periodic filings with the Securities and Exchange Commission. Cision's public filings with the Securities and Exchange Commission are available at www.sec.gov. Cision assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

About Cision
Cision Ltd. (NYSE:  CISN) is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision's software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 3,000 employees with offices in 15 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the Cision Communications Cloud®, visit www.cision.com and follow Cision on Twitter @Cision.

Investor Contact:
Jack Pearlstein
Chief Financial Officer
Jack.Pearlstein@Cision.com

Media Contact:
Nick Bell
VP, Marketing Communications
cisionpr@cision.com